INVESTMENT SUBADVISORY AGREEMENT

This Investment Subadvisory Agreement (this “Agreement”) is effective the 24th day of October 2005 by and between Illington Fund Management LLC, a Delaware limited liability company (the “Advisor”), and Johnson Illington Advisors LLC, a Delaware limited liability company (the “Subadvisor”).

RECITALS

A.

PROACTIVE Asset Allocation Funds is a trust organized and existing under the laws of the Commonwealth of Massachusetts (the “Trust”).

B.

The Johnson Illington Tactical Equities Fund (the “Fund”), is a series of the Trust, and is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”).

C.

The Advisor is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the 1940 Act.

D.

The Advisor has been retained by the Trust to provide investment advisory services to the Fund.

E.

The Advisor desires to retain the Subadvisor to furnish it with Fund management services in connection with the Advisor’s investment advisory activities on behalf of the Trust, and the Subadvisor is willing to furnish such services to the Advisor, in the manner and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants of the parties herein, the parties agree as follows:

I

INVESTMENT RESPONSIBILITY

In accordance with and subject to the Investment Advisory Agreement between the Fund and the Advisor, attached hereto as Exhibit A (the “Advisory Agreement”), the Advisor hereby appoints the Subadvisor to perform the Fund management services described herein for the investment and reinvestment of the Fund’s assets, subject to the control and direction of the Advisor and the Trust’s Board of Trustees, for the period and on the terms hereinafter set forth.  The Subadvisor shall provide the Advisor with such investment advice and supervision, as the latter may from time to time consider necessary and appropriate for the proper supervision of the Fund’s investment assets.  The Subadvisor shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged for the account of the Fund and what portion of the assets of the Fund shall be held uninvested, subject always to the restrictions of the Trust’s Declaration of Trust and By-Laws, as each may be amended from time to time (respectively, the “Declaration” and the “By-Laws”), to the provisions of the 1940 Act and to the Fund’s then-current prospectus.  In particular, the Subadvisor shall: (i) continuously review, supervise and administer the investment program of the Fund; (ii) monitor regularly the relevant securities for the Fund (all such designated securities to be as defined from time to time in the Fund’s current prospectus) to determine if adjustments are warranted and, if so, so make such adjustments on a periodic basis; (iii) determine, in the Subadvisor’s discretion, the securities to be purchased or sold or exchanged in order to keep the Fund in balance with its designated investment strategy; and (iv) render regular reports to the Fund’s officers and the Trust’s Trustees concerning the Subadvisor’s discharge of the foregoing responsibilities.  The Subadvisor shall also make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Fund’s securities shall be exercised.  The Subadvisor shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and, in particular, to place all orders for the purchase or sale of Fund securities for the Fund’s account with brokers or dealers selected by it, and to that end, the Subadvisor is authorized as the agent of the Fund to give instructions to the custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund.  In connection with the selection of such brokers or dealers and the placing of such orders, the Subadvisor is directed to seek for the Fund, in its best judgment, prompt execution in an effective manner at the most favorable price.  Subject to this requirement of seeking the most favorable price, securities may be bought from or sold to broker-dealers who have furnished statistical, research and other information or services to the Subadvisor or the Fund, subject to any applicable laws, rules and regulations.

It is fully understood and agreed, however, that the Advisor has all ultimate investment advisory responsibilities for the Fund, including the review, ordering and execution of trades, which include the responsibilities set forth in the Advisory Agreement.

II

ALLOCATION OF EXPENSES

The Subadvisor shall furnish at its own expense, all necessary services, facilities and personnel in connection with its responsibilities under Section I above.  It is understood that the Fund will pay all of its own expenses including, without limitation, compensation and out-of-pocket expenses of Trustees of the Trust not “affiliated” with the Subadvisor or the Advisor; governmental fees; interest charges; taxes; fees and expenses of independent auditors and legal counsel; expenses of preparing reports to governmental officers and commissions; expenses in connection with the execution, recording and settlement of Fund security transactions; insurance premiums; fees and expenses of the custodian for all services to the Fund, including safekeeping of the funds and securities and maintaining required books and accounts, expenses of litigation and other extraordinary or non-recurring events and expenses relating to the issuance, registration and qualification of shares of the Fund.

III

COMPENSATION

For the services to be rendered by the Subadvisor hereunder, the Advisor shall pay to the Subadvisor a fee, based on advisory fees actually received by the Advisor, payable in monthly installments, and equal to 40% of Net Advisory Fees (as defined below).  For purposes hereof, “Net Advisory Fees” are defined as advisory fees actually received by the Advisor from the Fund pursuant to the Advisory Agreement (net of fee waivers and expense reimbursements due to expense caps), less any revenue sharing and asset-based fees paid to broker/dealers or custodians with assets in the Fund. Net Advisory Fees are expected to be paid to the Advisor by the Fund on a monthly basis, and the Advisor shall pay Subadvisor its portion promptly upon receipt.

IV

COVENANTS OF THE SUBADVISOR

The Subadvisor agrees that it will not deal with itself, the Board of Trustees of the Trust or the Advisor in making purchases or sales of securities or other property for the account of the Fund, and except as permitted by the 1940 Act, will not take a long or short position in the holdings of the Fund except as permitted by the Declaration, and will comply with all other provisions of the Declaration and By-Laws and the then-current prospectus of the Fund relative to the Subadvisor, Advisor and the Fund’s Trustees and officers.

V

LIMITATION OF LIABILITY OF THE SUBADVISOR

The Subadvisor shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of Fund transactions for the Fund, except for misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.  As used in this Section V, the term “Subadvisor” shall include directors, officers and employees of the Subadvisor as well as the entity itself.

VI

ACTITIVES OF THE SUBADVISOR

Except as otherwise provided below, the services of the Subadvisor to the Advisor are not to be deemed to be exclusive, the Subadvisor being free to render investment advisory and/or other services to other parties.  It is understood that Trustees, officers, employees and holders of interests of the Fund are or may become interested in the Subadvisor, as directors, officers, employees, shareholders or otherwise and the directors, officers and employees of the Subadvisor are or may become similarly interested in the Fund.

Except as otherwise approved in writing by the Advisor, the Subadvisor, Hugh Johnson or other portfolio manager (if applicable) and any of their respective affiliates will not serve, during the term of this Agreement, as an investment adviser, subadviser, fund manager or in a similar capacity to any mutual fund which is not within the PROACTIVE Asset Allocation Funds family that has fund characteristics similar to that of the Fund, which fund characteristics are more particularly described in the draft of the Prospectus of the Fund dated October 21, 2005, a copy of which has been delivered to the Subadvisor.  The Subadvisor shall cause its affiliates to agree in writing to the terms of the immediately preceding sentence.

VII

DURATION AND TERMINATION

A.

This Agreement shall become effective as of the day and year first above written and shall govern the relations between the parties hereto thereafter, and, except as otherwise provided below, shall remain in effect for a period of two years.

B.

This Agreement may be terminated immediately by the Advisor, by the Trustees of the Trust or by the “vote of  a majority of the outstanding voting securities” of the Fund upon the occurrence of any of the following events:

(1)

the continuance of this Agreement after such two-year term is not “specifically approved at least annually” (a) by the vote of a majority of the Trustees who are not “interested persons” of the Fund or of the Subadvisor or the Advisor at the meeting specifically called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Fund or by “vote of a majority of the outstanding voting securities” of the Fund.  However, if the shareholders of the Fund fail to approve this Agreement as provided herein, the Subadvisor may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules thereunder;

(2)

a material breach of this Agreement by the Subadvisor:

(3)

the falsity in any material respect of any warranty, representation or statement made by or on behalf of the Subadvisor in connection with this Agreement;

(4)

there is an “assignment” of this Agreement;

(5)

Hugh Johnson or a Fund manager supervised by Mr. Johnson and approved by the Advisor in writing (which approval shall not be unreasonably withheld) fails to serve as the day-to-day Fund manager of the Fund for any reason, including without limitation, his death or disability, or the termination of his employment by the Subadvisor:

(6)

the Advisory Agreement is terminated or not renewed.

A.

This Agreement may be terminated at any time by the Advisor, by the trustees of the Trust or by the “vote of a majority of the outstanding voting securities” of the Fund, upon at least 30 days written notice to the Subadvisor.

B.

This Agreement may be amended only if such amendment is approved by the “vote of a majority of the outstanding voting securities” of the Fund and by vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

C.

The terms “specifically approved at least annually”, “vote of a majority of the outstanding voting securities”, “assignment”, “affiliated person”, and “interested persons”, when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission thereunder.

VIII

FUND MANAGER

If a Fund manager (other than Hugh Johnson) approved by the Advisor in writing as specified in Section VII(B)(5) hereof is determined by the Advisor, in its sole discretion, to be unsatisfactory at any time after such approval, the Subadvisor may appoint another Fund manager to be a approved in writing by the Advisor to replace the unsatisfactory Fund manager with 90 days after the Subadvisor receives written notice of such dissatisfaction.

IX

MISCELLANEOUS

Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 adopted under the 1940 Act which are prepared or maintained by the Subadvisor on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund on request.

The holders of the record interests, trustees, officers, employees and agents of the Fund shall not be personally bound by or liable hereunder, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder.

Except to the extent the provisions of this Agreement are governed by federal law, they shall be governed by the laws of New York without reference to its choice of law rules.

This Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof.

This Agreement may be executed in two or more counterparts, each of which shall be considered an original.

If there are any conflicts between the provisions of this Agreement and the provisions of the 1940 Act or the regulations promulgated thereunder, the provisions of the 1940 Act and such regulations shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

Illington Fund Management LLC

By:

_______________________________

Name:

Title:

Johnson Illington Advisors LLC

By:

_______________________________

Name:

Title: